Exhibit 10.7
RETIREMENT, RESIGNATION AND RELEASE AGREEMENT
     This Retirement, Resignation and Release Agreement (this “Agreement”) is entered into by and between the Federal Home Loan Bank Des Moines (the “Bank”) and Patrick J. Conway (“Mr. Conway”) to set forth the terms and conditions of Mr. Conway’s employment separation from the Bank, and his retirement and resignation from his employment and position as an officer of the Bank.
RECITALS
     A. Mr. Conway has been employed by the Bank as its President and Chief Executive Officer.
     B. Mr. Conway has retired and resigned his position and employment with the Bank and wishes to accept the severance payments described herein and to release the Bank from any and all claims concerning his prior employment; and
     C. The Bank is willing to provide Mr. Conway with severance payments subject to the terms and conditions contained in this Agreement.
AGREEMENT
     To provide Mr. Conway with severance pay and to fully and finally resolve any and all issues Mr. Conway may have regarding his prior employment with the Bank, including the separation of that employment, Mr. Conway and the Bank agree as follows:
     1. Retirement, Resignation and Severance Pay. Mr. Conway resigned as the Bank’s President and Chief Executive Officer effective December 22, 2005 and retired and resigned his employment with the Bank effective December 31, 2005 by submitting a letter of resignation to the Bank’s Board of Directors in accordance with the Bank’s bylaws. The Bank has accepted Mr. Conway’s resignations and retirement. In consideration of the releases contained herein, and for other good and valuable consideration, the Bank shall pay Mr. Conway severance payments equal to $380,000. Such severance payments shall be made in the following manner: (a) $200,000 lump sum on the eighth day after this Agreement is executed; and (b) six equal monthly payments of $30,000 with the first payment being made on January 31, 2006 and the next five payments being made on the last day of each subsequent month (the “Severance Period”). The Bank’s obligation to make any additional severance payments during the Severance Period shall, however, cease if Mr. Conway materially breaches any of the terms of this Agreement, including, but not limited to, his obligations contained in section 7 below. Mr. Conway agrees and stipulates that the severance payments described herein are being paid to him as a special allowance, and that he is not entitled to receive said payments under any contract between the Bank and him, or pursuant to any Bank policy or practice.
     2. Retirement and Other Benefits. Mr. Conway shall receive appropriate payments pursuant to the Pentegra Defined Contribution Plan for Financial Institutions, the Pentegra Defined Benefit Plan for Financial Institutions, and the Benefit Equalization Plan determined as of December 31, 2005. In addition, Mr. Conway shall be paid for any vacation he has accrued, but not used, through December 31, 2005 from the Bank.

     3. No Additional Compensation. Mr. Conway and the Bank agree that, except as expressly set forth in this Agreement, Mr. Conway shall not be entitled to receive any additional compensation, bonuses, incentive compensation, employee benefits or other consideration from the Bank in connection with or in any way related to his resignation from, or prior employment by, the Bank. Mr. Conway and the Bank agree that he shall not be entitled to any retiree medical coverage exclusively for his benefit or the benefit of his spouse. In addition, Mr. Conway shall not be entitled to make contributions to the Pentegra Defined Contribution Plan for Financial Institutions, the Pentegra Defined Benefit Plan for Financial Institutions, and the Benefit Equalization Plan from the severance payments described in section 1 of this Agreement. For purposes of clarity, Mr. Conway agrees to forfeit any bonus payments that were, or may be, due him under the Bank’s Gainsharing Plan based on his, or the Bank’s, performance during 2005, or any payments under the Bank’s Long-Term Incentive Plan. At Mr. Conway’s election and at his own expense, the Bank shall permit Mr. Conway and his dependents to participate in the Bank’s group health insurance plan on the same basis, and subject to the same terms, conditions, and limitations, as other individuals who have retired from employment with the Bank. The parties agree and recognize that the Bank is not obligated by law or contract to continue its current practice of permitting retired employees and their dependents to participate, at their own expense, in the Bank’s group health insurance plan, and that the Bank may, in its sole discretion, alter, amend, or discontinue the practice at anytime; provided, however, that the Bank will not alter, amend, or discontinue its practice in a manner that treats Mr. Conway differently than other retired employees who are currently participating in the plan.
     4. Return of Bank Property. Mr. Conway represents and warrants that he will immediately return to the Bank all Bank property including, without limitation, any, keys, access cards, parking pass, credit cards, books, manuals, files, computer software, disks and the like, as well as all paper and electronic copies of materials and documents in his possession or under his direct or indirect control relating to the Bank, its business, employees, and customers, and that he has not retained copies, in whatever form, of any such materials or documents. Notwithstanding anything to the contrary set forth herein, the Bank hereby acknowledges and agrees that Mr. Conway may retain, as his own property, his copies of his individual personnel documents, such as his payroll and tax records, and similar personal records.
     5. Complete Release of Claims by Mr. Conway Against the Bank. In consideration of the severance payments described in section 1 of this Agreement, and other good and valuable consideration, which are given to Mr. Conway specifically in exchange for this release as a result of negotiations between the Bank and him, Mr. Conway, on behalf of himself, his marital community, and his and their heirs, successors and assigns, hereby releases and discharges the Federal Home Loan Bank of Des Moines, its employee benefit plans, its current or former directors, officers, employees, agents, insurers, attorneys, consultants, and auditors, and any and each of their successors and assigns and predecessors (“Released Parties”), from any and all claims, charges, causes of action and damages (including attorneys’ fees and costs actually incurred), known and unknown (“Claims”), including those Claims related in any way to Mr. Conway’s employment with the Bank, or the termination of his employment relationship or positions as an officer of the Bank, arising on or prior to the effective date of this Agreement. It is understood and agreed that the waivers in this Agreement are not intended to waive Mr. Conway’s rights: (a) to indemnification from the Bank or its insurers pursuant to any applicable provision of the Bank’s bylaws or policies, or pursuant to applicable law; (b) under

ERISA to receive his accrued vested benefits and the benefits specifically reserved for him in this Agreement; or (c) respecting the Bank’s obligations under this Agreement.
     For the purposes of implementing a full and complete release and discharge of the Bank and the other Released Parties, and each of them, Mr. Conway expressly acknowledges that this Agreement is intended to include in its affect, without limitation, all Claims which he does not know or suspect to exist in his favor at the time he signs this Agreement, and that this Agreement is intended to fully and finally resolve any such Claim or Claims.
     The release contained in this section 5 specifically includes, but is not limited to, rights and claims under the local, state or federal laws prohibiting discrimination in employment, including the Civil Rights Acts, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (except as otherwise stated herein), the employee protection provisions of the Federal Deposit Insurance Act (12 U.S.C. Section 1831j), Title VII of the Civil Rights Act of 1964, the Sarbanes-Oxley Act of 2002, Iowa’s Wage Payment Collection Act, as well as any other state or federal laws or common law theories relating to discrimination in employment, the termination of employment, or personal injury, including without limitation all claims for wrongful discharge, breach of contract, fraud, defamation, loss of consortium, infliction of emotional distress, additional compensation, back pay or benefits (other than as provided for in this Agreement), or any claim that the termination of Mr. Conway’s employment violated a public policy or policies of Iowa or the United States. The release contained in this section 5 does not include any claims Mr. Conway has, or may have, pertaining to Mr. Conway’s right or entitlement to vested benefits under the Pentegra Defined Contribution Plan for Financial Institutions, the Pentegra Defined Benefit Plan for Financial Institutions, and the Benefit Equalization Plan.
     6. Covenant Not to Sue. Mr. Conway represents that he has not filed any Claim that was released in this Agreement against the Bank or its Released Parties with any court or government agency, and that he will not, to the extent allowed by applicable law, do so at any time in the future; provided, however, that the covenants contained in this section will not prevent Mr. Conway from filing a claim to enforce the terms of this Agreement. If any government agency brings any claim or conducts any investigation against the Bank, nothing in this Agreement forbids Mr. Conway from cooperating in such proceedings, but by this Agreement, Mr. Conway waives and agrees to relinquish any damages or other individual relief that may be awarded as a result of any such proceedings.
     7. Future Cooperation.
     (a) Mr. Conway agrees to make himself reasonably available to the Bank in connection with any claims, disputes, investigations, regulatory examinations or actions, lawsuits or administrative proceedings relating to matters in which he was substantially involved during the period in which he was President and Chief Executive Officer of the Bank, and to provide information to the Bank, and otherwise cooperate with the Bank in the investigation, defense or prosecution of such actions. For any activities described in this section 7(a), upon submission of appropriate documentation, the Bank shall compensate Mr. Conway at a rate of $275 per hour plus reasonable expenses for any time he spends with the Bank or its representatives.

     (b) Apart from the activities described in section 7(a), the Bank, in its sole discretion may request Mr. Conway to provide services that pertain to Mr. Conway’s former employment with the Bank and do not exceed, on average, ten hours per week. With respect to matters that do not pertain to Mr. Conway’s former employment with the Bank, the Bank in its sole discretion, may request the services of Mr. Conway, as to which request, Mr. Conway shall be permitted to decline. Any such activities described in this section 7(b) shall be compensated at a rate of $275 per hour plus reasonable expenses upon submission of appropriate documentation.
     (c) With respect to any activities under this section 7, Mr. Conway agrees and understands that he will be treated as an independent contractor, and not as an employee, and that the Bank will not make any federal, state, or local tax withholding or deductions from any fees paid to him pursuant to this section. Mr. Conway further agrees and understands that as an independent contractor, he is solely responsible to pay any and all federal, state or local income taxes that apply to the fee described herein, and that the Bank shall not withhold taxes of any kind from the fee. Mr. Conway also agrees that he is not entitled to any employee benefits in connection with any of the activities described in this section 7. During the Severance Period, Mr. Conway shall provide the Bank with advanced notice if he is going to be unavailable to provide assistance for more than three business days. The Bank shall not request Mr. Conway provide assistance during periods of extended absence if such advance notice is given provided the periods of extended absence do not exceed fourteen business days in duration and do not exceed a total of twenty business days.
     8. Voluntary Agreement; Full Understanding; Advice of Counsel. Mr. Conway understands and acknowledges the significance of this Agreement and acknowledges that this Agreement is voluntary and has not been given as a result of any coercion. Mr. Conway also acknowledges that he has been given full opportunity to review and negotiate this Agreement, that he has been specifically advised to consult with legal counsel prior to signing it, that he has in fact carefully reviewed it with his attorney before signing it, and that he executes this Agreement only after full reflection and analysis.
     9. No Representations. Mr. Conway acknowledges that, except as expressly set forth herein, no representations of any kind or character have been made to him by the Bank or by any of the Bank’ agents, representatives or attorneys to induce the execution of this Agreement.
     10. Review and Revocation Periods. Mr. Conway has 21 days to consider this Agreement before signing it. Mr. Conway may use as much or as little of this 21-day period as he wishes before signing. To accept this Agreement, Mr. Conway must return the signed Agreement to Mr. L. Allyn Dixon Jr., General Counsel, on or before that day and time. Mr. Conway understands and acknowledges that he has seven (7) days after signing this Agreement to revoke it. To revoke this Agreement, Mr. Conway must deliver a written notice of revocation to Mr. Dixon at the Bank no later than 5:00 pm, Central Standard Time, on the seventh day after this Agreement is executed. If Mr. Conway revokes this Agreement, he will not receive any of the benefits described in this Agreement.
     11. Nonadmission. This Agreement shall not be construed as an admission of wrongdoing or evidence of any noncompliance with, or violation of, any statute or law by the Bank or by Mr. Conway.

     12. Confidential Information.
     (a) Acknowledgement of Receipt of Confidential Information. Mr. Conway acknowledges that he has occupied, a position of the highest trust and confidence with the Bank, and during Mr. Conway’s employment with the Bank, he has become familiar with the Bank’s trade secrets, business plans and strategies, and with other proprietary and confidential information concerning the Bank, its business, employees and members. Mr. Conway also understands that he may have access to such information if he is called upon to provide services under section 7 of this Agreement. Mr. Conway agrees that (a) the agreements and covenants contained in this section are essential to protect the Bank and the goodwill of its business; (b) the Bank would be irreparably damaged if Mr. Conway were to disclose confidential information in violation of these provisions of this Agreement; and (c) the severance payments provided him under section 1 this Agreement are given to him in part in exchange for his agreement to the restrictions set forth below. As used in this Agreement, “Confidential Information” shall mean any information relating to the business or affairs of the Bank or its customers, including but not limited to information relating to financial statements, identities of members and potential members, employees, suppliers, software tools, business methods, equipment, programs, methodologies, strategies and information, analyses, reports, models, calculations, profit margins, exam findings, Board of Directors matters, or other proprietary information used by the Bank in connection with its business, provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of Mr. Conway. Mr. Conway acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Bank.
     (b) Agreement to Maintain Confidentiality of Bank Information. Mr. Conway shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Bank, furnish, make available or disclose to any third party (except in furtherance of the Bank’s business activities and for the sole benefit of the Bank) or use for the benefit of himself or any third party, any Confidential Information.
     (c) Remedies. Mr. Conway acknowledges and agrees that the covenants set forth in this section 12 are reasonable and necessary for the protection of the Bank’s business interests, that irreparable injury will result to the Bank if Mr. Conway breaches any of his confidentiality obligations under this Agreement, and that in the event of Mr. Conway’s actual or threatened breach of such confidentiality obligations, the Bank will have no adequate remedy at law. Mr. Conway accordingly agrees that in the event of any actual or threatened breach by him of any of his confidentiality obligations under this section, the Bank shall be entitled to immediate temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting the Bank from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.
     (d) Future Employment. Parties agree and stipulate that the provisions contained in this section 12 are not intended to prevent Mr. Conway from obtaining employment within banking, finance, or any related industry.

     13. Confidentiality of Agreement; Non-Disparagement. Mr. Conway agrees that he will keep the terms, conditions, and contents of this Agreement completely confidential and will not publicize or disclose the terms, conditions, or contents of this Agreement in any manner, in writing or orally, to any persons, directly or indirectly, or by or through an agent, representative, attorney, or any other person unless required by law, regulation, or court order. Mr. Conway may, however, disclose the terms of this Agreement to his spouse, his attorney, or to his tax advisors and accountants, as necessary. If Mr. Conway is subpoenaed to testify in a matter that may cause Mr. Conway to disclose any of the information this section requires Mr. Conway to keep confidential, Mr. Conway agrees to promptly inform the Bank of the subpoena. With respect to any such testimony, Mr. Conway agrees to respond to any inquiries that require him to disclose the terms, conditions, or contents of this Agreement, or any Confidential Information as defined in section 12, by stating only that the terms of this Agreement are confidential, or by stating that he is not authorized to release the Bank’s Confidential Information. If Mr. Conway’s responses are challenged, the Bank, at its sole election, shall do either of the following: (1) for purposes of the requested testimony only, release Mr. Conway of his obligation to keep the requested information confidential, or (2) defend Mr. Conway against said challenge. Except for any Required Disclosures by the Bank (as defined below), the parties shall not, directly or indirectly, publish or make any statements to third parties that are critical of, or in anyway adversely affect the other party, or the Bank’s current or former directors, officers, employees, agents, attorneys, consultants, or auditors. For purposes of this section, Required Disclosures shall mean any disclosures made by the Bank (1) to its senior management, Board of Directors, attorneys, accountants or other employees, agents and advisors with a need to know such information; (2) to any applicable stock exchange, the Securities and Exchange Commission (the “SEC”), the Federal Housing Finance Board, or any other regulatory body or governmental authority; (3) to the extent required by applicable law, rule or regulation, including filing a copy of this Agreement in any public SEC filing; or (4) pursuant to an order issued by a court or other tribunal or agency or authority of competent jurisdiction.
     14. Applicable Law; Venue; Interpretation. This Agreement shall be interpreted in accordance with the laws of the State of Iowa, without regard to its conflict of laws. Any lawsuit between the parties arising out of this Agreement shall be brought in the Iowa District Court in and for Polk County, or in the United States District Court, Southern District of Iowa, Central Division, if appropriate federal jurisdiction exists. The language of this Agreement shall be construed as a whole according to its fair meaning.
     15. Attorney Fee Reimbursement. The Bank agrees to reimburse Mr. Conway for any attorney’s fees or expenses he incurs as a result of any legal advice or counsel provided him regarding the review and interpretation of this Agreement up to maximum total reimbursement of Seven Thousand Five Hundred Dollars ($7,500).
     16. Tax Withholdings and Deductions. All payments described herein (except for any fees paid pursuant to section 7) shall be subject to applicable federal, state, and local tax withholdings and deductions.
     17. Complete Agreement. This Agreement represents and contains the entire understanding between the parties in connection with the subject matter of this Agreement. This Agreement shall not be modified or varied except by a written instrument signed by Mr. Conway and the Chairman of the Board of the Bank. It is expressly acknowledged and recognized by all parties that all prior written or oral agreements, understandings or representations between the parties are merged into this Agreement.
     18. Invalidity. It is understood and agreed that if any provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions of the Agreement shall nevertheless continue to be fully valid and enforceable.
     19. Execution. This Agreement may be executed with duplicate original counterparts with faxed signatures, each of which shall constitute an original and which together shall constitute one and the same document.
PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

FEDERAL HOME LOAN BANK		PATRICK J. CONWAY
OF DES MOINES

By	/s/ Randy L. Newman	By	/s/ Patrick J. Conway

Patrick J. Conway

Date	January 3rd, 2006	Date	12-29-05

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